Exhibit 10.2

2607043 ONTARIO INC.

and

RTK WP2 CANADA, ULC

ASSET PURCHASE AGREEMENT

Dated December 15, 2017

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT made as of the 15th day of December, 2017 between:

2607043 ONTARIO INC., a body corporate incorporated under the laws of Ontario (the “Purchaser”)

- and -

RTK WP2 CANADA, ULC, a body corporate incorporated under the laws of the Province of British Columbia (the “Vendor”)

WHEREAS:

A.	all of the material assets and rights used in the conduct, operation or maintenance of, or otherwise relating to, the Purchased Business (as defined herein) are legally and beneficially owned by the Vendor or leased by the Vendor under existing leases, all as more particularly set out in this Agreement; and

B.	the Vendor wishes to sell, and the Purchaser wishes to purchase, the Purchased Assets (as defined herein) and assume the Assumed Liabilities (as defined herein) associated therewith, upon the terms and subject to the conditions set out in this Agreement;

NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements herein and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the Parties covenant and agree as set forth herein.

ARTICLE 1

DEFINITIONS

1.1	Definitions

In this Agreement, unless the context otherwise requires:

(a)	“Adjusted Purchase Price” has the meaning ascribed thereto in Section 2.6(c)(i);

(b)	“Affiliate” means, with respect to a specified Person, a Person that controls, is controlled by or is under common control with the subject Person and, for the purpose of this definition, control means the ability, directly or indirectly, to direct the voting of fifty percent (50%) or more of the voting interests of a Person;

(c)	“Agreement” means this agreement, including all Schedules to this agreement, as amended or supplemented from time to time, and “hereby”, “hereof”, “herein”, “hereunder”, “herewith”, “hereto” and similar terms refer to this Agreement and not to any particular provision of this Agreement;

(d)	“Agrirecycle Liens” means the construction liens in favour of Agrirecycle, Inc. registered on title to the Real Property under registration numbers RD28679, RD28680;

(e)	“Assumed Contracts” has the meaning ascribed thereto in Section 2.1(e);

(f)	“Assumed Liabilities” has the meaning ascribed thereto in Section 2.2;

(g)	“Books and Records” means, collectively, all books and records relating to the Purchased Business or any of the Purchased Assets, including financial, corporate, operation and sales books, employee files, records, books of account, sales and purchase records, lists of present and former suppliers, customers and any others having business dealings with the Purchased Business, clients, sales leads, distributors, mailing lists, formulae, business reports, operating materials, engineering standards and specifications, and all other documents, files, records, correspondence (excluding correspondence with counsel or other advisors and relating to the transactions contemplated herein), and other data and information, financial or otherwise, including all data and information stored on computer-related or other electronic media maintained with respect to the Purchased Business or any of the Purchased Assets, but excluding corporate minute books of the Vendor;

(h)	“Business Day” means a day, other than a Saturday, Sunday or statutory holiday in the Province of Ontario, when banks are generally open for the transaction of banking business in Toronto, Ontario;

(i)	“Claims” includes claims, demands, complaints, grievances, actions, applications, suits, causes of action, Orders, charges, indictments, prosecutions, information or other similar processes, assessments or reassessments, judgments, Liabilities, expenses, costs, damages or Losses, contingent or otherwise, whether liquidated or unliquidated, matured or unmatured, disputed or undisputed, contractual, legal or equitable, including loss of value, professional fees, including fees and disbursements of legal counsel on a full indemnity basis, and all costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to any of the foregoing;

(j)	“Closing” means the closing of the transactions contemplated herein;

(k)	“Closing Cash Amount” has the meaning ascribed thereto in Section 2.5(a)(ii);

(l)	“Closing Date” means January 19, 2018, provided that the Parties may agree to advance or extend the Closing Date at any time and from time to time by mutual written consent;

(m)	“Closing Time” means 12:01 a.m. (Toronto time) on the Closing Date, or such other time as may be agreed upon by the Parties in writing;

(n)	“Closing Working Capital” means the amount of the Working Capital as determined as at the Closing Date but immediately prior to Closing in accordance with this Agreement;

(o)	“Commodity Taxes” means all taxes levied on or measured by, or referred to as transfer, land transfer, registration charges, gross receipt, sales, provincial sales, use, documentary, recording, consumption, value-added, turnover, excise, stamp, road, fuel or similar taxes (including, for greater certainty, HST and the Ontario provincial and municipal land transfer tax), Provincial Tax, all customs duties, countervail, anti-dumping and special import measures and all import and export taxes and any security in respect thereof, and any interest, penalties, additional taxes, additions to tax or other amounts imposed with respect to the foregoing;

(p)

“Contract” means each and every promissory note, contract, indenture, licence, lease, deed, agreement, obligation, promise, undertaking, understanding, option, instrument, arrangement, document, entitlement, engagement or any other binding commitment, whether written or oral, to which the Vendor is a party or by which the Vendor is bound or under which the Vendor has, or will have, any right, benefit or Liability, or any contingent right, benefit or Liability (in each case, whether written or oral, express or implied) and in each case, relating exclusively to the Purchased Business or any of the Purchased Assets;

(q)	“Credit Suisse” means Credit Suisse AG, Cayman Islands Branch, as administrative agent for the benefit of certain lenders from time to time party to the Credit Suisse Agreement;

(r)	“Credit Suisse Agreement” means that certain second amended and restated term loan credit agreement dated as of April 9, 2014 between, among others, Rentech Nitrogen Holdings, Inc. and Credit Suisse, providing secured credit facilities to Rentech and its subsidiaries, with the aggregate principal amount of approximately US$19.5 million outstanding as of the date of this Agreement;

(s)	“Credit Suisse Obligations” means the obligations of the Vendor with respect to its guarantee of the amounts owing to Credit Suisse pursuant to the Credit Suisse Agreement;

(t)	“Credit Suisse Registrations” means Ontario PPSA registration no. 20150206 1627 1590 9476 and British Columbia PPSA registration no. 429120I in favour of of Credit Suisse securing the Credit Suisse Obligations;

(u)	“Current Assets” means the assets listed in Section 2.1(h), but excluding, for certainty, the Excluded Assets;

(v)	“Current Liabilities” means the liabilities listed in Schedule 1.1(v);

(w)	“Direct Claim” has the meaning ascribed thereto in Section 7.4(f);

(x)	“Dispute Notice” has the meaning ascribed thereto in Section 2.6(b);

(y)	“Disputed Amounts” has the meaning ascribed thereto in Section 2.2(b);

(z)	“Disputed Matter” has the meaning ascribed thereto in Section 2.6(b);

(aa)	“Encumbrance” means any encumbrance, mortgage, pledge, assignment, charge, lien, security interest or other third party interest and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

(bb)	“Environmental Approvals” means all permits, certificates, licences, authorizations, consents, registrations, or approvals issued or required by Governmental Authorities pursuant to Environmental Laws with respect to the operation of the Purchased Business or related to any of the Purchased Assets;

(cc)

“Environmental Laws” means all Laws relating to public health and safety, noise control, pollution or the protection of the natural environment or to the use, storage, generation, handling, manufacturing, processing, sale, treatment, disposal, recycling, reuse, transportation, release (as such term is defined or used under Environmental

Laws), threatened release or remediation of hazardous substances (as such term is defined or used under Environmental Laws), and all authorizations issued pursuant to such Laws;

(dd)	“Estimated Closing Statement” has the meaning ascribed thereto in Section 2.5(b);

(ee)	“ETA” means the Excise Tax Act (Canada), as amended or superseded from time to time;

(ff)	“Excluded Assets” means those assets listed in Schedule 1.1(ff);

(gg)	“Governmental Authorities” means any: (i) national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign; (ii) subdivision, agency, commission, board or authority of any of the foregoing; or (iii) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

(hh)	“HST” means all Taxes payable under Part IX of the ETA or under any provincial legislation similar to the ETA, and any reference to a specific provision of the ETA shall refer to any successor provision thereto of like or similar effect;

(ii)	“Indemnified Party” has the meaning ascribed thereto in Section 7.4;

(jj)	“Indemnifying Party” has the meaning ascribed thereto in Section 7.4;

(kk)	“Indemnity Claim” has the meaning ascribed thereto in Section 7.4;

(ll)	“Independent Accountant” means an accounting firm independent of the Parties and which shall be appointed by the mutual agreement of the Parties as required by the terms and conditions of this Agreement. If the Parties are unable to agree on the Independent Accountant within 10 days then the Independent Accountant shall be Steven Cavar Professional Corporation;

(mm)	“Interim Period” has the meaning ascribed thereto in Section 4.1;

(nn)	“Inventory” has the meaning ascribed thereto in Section 2.1(h)(B), and shall, for the purposes of Closing Working Capital as set out in the Post-Closing Statement, be calculated as described in Schedule 1.1(nn);

(oo)	“Laws” means all applicable laws, by-laws, statutes, regulations, Orders, ordinances, awards, codes, injunctions, judgments (including judicial decisions under common law or equity) and requirements of any Governmental Authority in each case having the force of law;

(pp)	“Leases” has the meaning ascribed thereto in Section 2.1(b);

(qq)	“Liability” means, with respect to any Person, any liability, debt, duty, undertaking or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person;

(rr)	“Losses” means, in respect of a Person and in relation to a matter, all losses, costs, debts, expenses and damages (including all penalties, fines and interest thereon), contingent or otherwise liquidated or unliquidated which such Person suffers, sustains, pays or incurs in connection with such matter, whether or not a Claim has been made, an Order issued or a judgment obtained, and includes Taxes (other than refundable Taxes), costs and disbursements of legal counsel (on a full indemnity basis) and other experts and consultants and reasonable costs arising from such matter;

(ss)	“Orders” means orders, injunctions, judgments, administrative complaints, decrees, rulings, awards, assessments, directions, instructions, penalties or sanctions issued, filed or imposed by any Governmental Authority or arbitrator and includes remedial orders;

(tt)	“Ordinary Course of Business” means the ordinary course of business consistent with prior custom and practice of the entity to whom such term relates (including with respect to quantity, frequency, terms, values, risks and obligations);

(uu)	“Parties” means the parties to this Agreement and their respective heirs, executors, legal representatives, successors and permitted assigns and “Party” means any one of them;

(vv)	“Permitted Encumbrances” means the Encumbrances listed in Schedule 1.1(vv) hereto;

(ww)	“Person” includes an individual, partnership, limited partnership, firm, joint venture, venture capital fund, limited liability company, unlimited liability company, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, Governmental Authorities, agency or instrumentality, unincorporated organization or association syndicate or other entity, whether or not having legal status;

(xx)	“Physical Inventory” has the meaning ascribed thereto in Schedule 1.1(nn);

(yy)	“Post-Closing Statement” has the meaning ascribed thereto in Section 2.6(a);

(zz)	“Prepaid Expenses and Deposits” has the meaning ascribed thereto in Section 2.1(h)(C);

(aaa)	“Provincial Tax” means provincial sales tax payable in respect of the sale of the Purchased Assets by the Vendor to the Purchaser as provided in this Agreement;

(bbb)	“Purchase Price” has the meaning ascribed to it in Section 2.4;

(ccc)	“Purchased Accounts Receivable” has the meaning ascribed thereto in Section 2.1(h)(A);

(ddd)	“Purchased Assets” has the meaning ascribed thereto in Section 2.1;

(eee)	“Purchased Business” means the wood pellet production business conducted by the Vendor, in Atikokan, Ontario;

(fff)	“Purchased Business Employees” has the meaning ascribed thereto in Section 4.3(a);

(ggg)	“Purchaser’s Counsel” means Perras Mongenais or such other legal counsel as may be designated by the Purchaser;

(hhh)	“Real Property” means the lands and premises set forth in Schedule 2.1(a);

(iii)	“Realty Tax” means all taxes, levies, charges, local improvement rates and assessments whatsoever charged against the Real Property or part thereof by any Governmental Authority (other than Commodity Taxes);

(jjj)	“Regulatory Authorizations” means, collectively, all licences, permits, registrations, certificates, consents, Orders and similar rights and privileges in respect of, or required in connection with, the Purchased Assets and/or the carrying on of the Purchased Business, including the Environmental Approvals;

(kkk)	“Rentech” means Rentech Inc.;

(lll)	“Representatives” means, in reference to a Party, its representatives, agents, legal counsel, accountants, consultants and advisors;

(mmm)	“Required Approvals” means the material consents, approvals and authorizations referred to in Schedule 1.1(mmm) hereto from a Governmental Authority or other third party required to consummate the transactions contemplated by this Agreement;

(nnn)	“Retained Liabilities” has the meaning ascribed thereto in Section 2.3;

(ooo)	“Security Amount” has the meaning ascribed thereto in Section 2.5(a)(i);

(ppp)	“Tax Act” means the Income Tax Act (Canada);

(qqq)	“Taxes” means, with respect to any Person, all income taxes (including any tax on or based upon net income, gross income, income as specifically defined, earnings, profits or selected items of income, earnings or profits) and all Commodity Taxes, Realty Taxes, capital taxes, gross receipts taxes, environmental taxes, sales taxes, use taxes, ad valorem taxes, value added taxes, transfer taxes, franchise taxes, licence taxes, withholding taxes or other withholding obligations, payroll taxes, employment taxes, Canada Pension Plan premiums, other government pension plan premiums or contributions, Quebec Pension Plan premiums, excise, severance, social security premiums, workplace, safety and insurance premiums, employment insurance or compensation premiums, occupation taxes, premium taxes, property taxes, provincial Crown royalties, state taxes, windfall profits taxes, alternative or add-on minimum taxes, goods and services tax, harmonized sales tax, customs duties, fuel taxes, propane taxes, liquefied gas taxes, tobacco taxes or other taxes of any kind whatsoever, together with any interest and any penalties or additional amounts imposed by any taxing authority (domestic or foreign) on any Person or for which such Person is responsible, and any interest, penalties, additional taxes, additions to tax or other amounts imposed with respect to the foregoing;

(rrr)	“Tax Returns” includes all returns, reports, notices, forms, declarations, elections, filings, information returns and statements (including any amendments, schedules, attachments, supplements, appendices and exhibits thereto) required to be filed with any Governmental Authority in respect of Taxes, whether in tangible, electronic or other form;

(sss)	“Third Party Liability” has the meaning ascribed thereto in Section 7.4(b);

(ttt)	“Transferred Information” means the personal information (namely, information about an identifiable individual other than their business contact information when used or disclosed for the purpose of contacting such individual in that individual’s capacity as a representative of an organization and for no other purpose) to be disclosed or conveyed to the Purchaser or any of its Representatives by or on behalf of any of the Vendor as a result of or in conjunction with the transactions contemplated herein, and includes all such personal information disclosed to the Purchaser prior to the execution of this Agreement;

(uuu)	“Transition Agreement” means an agreement respecting transition services between the Purchaser and Rentech substantially in the form attached hereto as Schedule 1.1(uuu);

(vvv)	“Valuation Guidelines” has the meaning ascribed thereto in Schedule 1.1(dd);

(www)	“Vendor’s Counsel” means Norton Rose Fulbright Canada LLP or such other legal counsel as may be designated by the Vendor;

(xxx)	“Vendor’s Proposed Calculation” has the meaning ascribed thereto in Section 2.6(a); and

(yyy)	“Working Capital” means, with respect to the Purchased Business, the Current Assets less the Current Liabilities of the Purchased Business, as determined in accordance with Section 2.6(d).

1.2	Certain Rules of Interpretation

In this Agreement and the Schedules:

(a)	Currency—unless otherwise specified, all references to money amounts are to Canadian currency;

(b)	Headings—the descriptive headings of Articles and Sections are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of the content of such Articles or Sections and shall not affect the construction or interpretation of this Agreement;

(c)	Singular, etc.—the use of words in the singular or plural, or with a particular gender, shall not limit the scope or exclude the application of any provision of this Agreement to such Person or Persons or circumstances as the context otherwise permits;

(d)	Inclusive Terminology—whenever used in this Agreement, the words “includes” and “including” and similar terms of inclusion will not, unless expressly modified by the words “only” or “solely”, be construed as terms of limitation, but rather will mean “includes but is not limited to” and “including but not limited to”, so that references to included matters will be regarded as illustrative without being either characterizing or exhaustive;

(e)

Consent—whenever a provision of this Agreement requires an approval or consent by a Party to this Agreement and notification of such approval or consent is not delivered within the applicable time limit, then, unless otherwise specified, the Party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent; and

(f)	Calculation of Time—other than in respect of any time period commencing on the Closing Date and unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

1.3	Knowledge

Where any representation or warranty contained in this Agreement is expressly qualified by reference to knowledge of a Party, it refers to, in the case of the Vendor, the actual knowledge of Paul Summers.

1.4	Statute References

A reference in this Agreement to a statute shall be a reference to the statute and the regulations promulgated thereunder, as amended or superseded from time to time, either before or after the date hereof, unless otherwise stated or the context otherwise requires.

1.5	Schedules

The schedules to this Agreement, as listed below, are an integral part of this Agreement:

Schedule	Description

Schedule 1.1(v)	Current Liabilities
Schedule 1.1(ff)	Excluded Assets
Schedule 1.1(nn)	Inventory
Schedule 1.1(vv)	Permitted Encumbrances
Schedule 1.1(mmm)	Required Approvals
Schedule 1.1(uuu)	Form of Transition Agreement
Schedule 2.1(a)	Real Property
Schedule 2.1(b)	Leased Property
Schedule 2.1(c)	Machinery and Equipment
Schedule 2.6(d)	Working Capital
Schedule 2.1(e)	Assumed Contracts
Schedule 2.7	Purchase Price Allocation
Schedule 3.1(g)	Assignments and/or Licences
Schedule 4.3(a)	Purchased Business Employees

1.6	Conflicts

Where any provision of any Schedule to this Agreement conflicts or is at variance with any provision in the body of this Agreement, the provision in the body shall prevail.

ARTICLE 2

PURCHASE AND SALE

2.1	Purchase and Sale

On the terms and subject to fulfillment of the conditions set out herein, the Vendor hereby agrees to sell, assign, transfer and convey to the Purchaser and the Purchaser agrees to purchase from the Vendor on the Closing Date effective as at the Closing Time, all of the right, title and interest of the Vendor in and to all of the property, assets and rights related to the Purchased Business (collectively, the “Purchased Assets”), which shall include the following:

(a)	Real Property – the Real Property and all plant, buildings, structures, improvements and fixtures (including fixed machinery and fixed equipment) located thereon or forming part thereof, including all plants, buildings, card locks and bulk fuel storage facilities, structures, erections, improvements, appurtenances, tanks, lines, dispensers, canopies and fixtures (including fixed machinery and fixed equipment) situate thereon, therein, thereunder or forming part thereof;

(b)	Leases – all leases or agreements in the nature of a lease and any interest therein, to which the Vendor is a party, relating to the Purchased Business, except to the extent any of the foregoing are or relate to Excluded Assets, all as more particularly described in Schedule 2.1(b) hereto (the “Leases”);

(c)	Machinery and Equipment – all machinery, equipment (including computer equipment) tools, and other miscellaneous items used in the conduct, operation or maintenance of or otherwise related to, the Purchased Business, including as set out in Schedule 2.1(c);

(d)	Other Tangible Assets – all other tangible assets, in each case, used in the conduct, operation or maintenance of, or otherwise related to, the Purchased Business (other than Inventory), whether located in or on the Real Property or elsewhere;

(e)	Assumed Contracts – all of the Contracts to be assigned to the Purchaser and described in Schedule 2.1(e) (the “Assumed Contracts”);

(f)	Warranty Rights and Maintenance Contracts – the full benefit of all warranties and warranty rights (express and implied) that exist as of the Closing Time provided by or against manufacturers, sellers or lessors of any of the Purchased Assets, and all maintenance contracts that exist as of the Closing Time in respect of any Purchased Assets, to the extent the same are transferable to the Purchaser;

(g)	Phone Numbers, Customer Lists, etc. – the use of phone numbers (including cellular phone numbers) and facsimile numbers, lists of present and former suppliers, customers, clients, sales leads, distributors and others having business dealings in respect of the Purchased Business and mailing lists used in the conduct, operation or maintenance of, or otherwise related to, the Purchased Business;

(h)	Current Assets – all the Current Assets, consisting of the following:

(A)

Purchased Accounts Receivable – all accounts receivable recorded as being receivable in the Books and Records, including those current and past-due accounts receivables (net of a reasonable allowance for bad debts which shall be equal to the greater of (i) a reasonable allowance for bad debts as otherwise determined consistent with historical accounting practices of the Vendor and (ii) an amount equal to the aggregate of all accounts receivable aged 90 days or more at the Closing Date) comprised of amounts due and payable to the Vendor in respect of the Purchased Business as at the Closing Date: (x) under the Assumed Contracts; and (y) pursuant to the operation of the Purchased Business, generated up until the Closing Date (collectively, the “Purchased Accounts Receivable”);

(B)	Inventories – all items, as determined as of the Closing Date, directly or indirectly, for sale, licence, rental, lease or other distribution in the Ordinary Course of Business, or that are being produced for sale, or that are to be consumed, directly or indirectly, in the production of goods or services to be available for sale, of every kind and nature and wheresoever situate (including items held by or consigned to third parties, located offsite or on the applicable dealer site) relating to the Purchased Business, including all packaging materials, operating supplies, spare parts and replacement parts in new and unused condition, work in progress and finished goods (collectively, the “Inventory”); and

(C)	Prepaid Expenses and Deposits – all prepaid expenses and deposits related to the Purchased Business, including workers’ compensation prepayments, prepaid insurance and property Taxes, security deposits and constructions deposits (collectively, the “Prepaid Expenses and Deposits”);

(i)	Regulatory Authorizations – all Regulatory Authorizations, to the extent the same are assignable or transferable;

(j)	Books and Records – all the Books and Records; and

(k)	Insurance Benefits – any benefits payable to the Vendor under all insurance policies relating exclusively to the Purchased Business or the Purchased Assets.

Notwithstanding anything to the contrary in this Agreement, the Purchased Assets shall not include the Excluded Assets.

2.2	Assumed Liabilities

Subject to Closing, at the Closing Time, the Purchaser will assume and, subsequent thereto, will pay, satisfy, discharge, perform and fulfill all of the following obligations and liabilities (collectively, the “Assumed Liabilities”):

(a)	all of the obligations and liabilities of the Vendor under the Assumed Contracts, Leases and the Permitted Encumbrances, excluding any obligations and liabilities of the Vendor relating to the Agrirecycle Liens and Credit Suisse Registrations;

(b)

all obligations and liabilities of the Vendor with respect to the operations of the Purchased Business and the ownership or rental of the Purchased Assets, excluding the Retained Liabilities and including all accounts payable, accrued liabilities and customer deposits payable associated with the Purchased Business or the ownership or rental of the Purchased Assets (including the Current Liabilities);

(c)	all of the obligations and liabilities accruing prior to, on and after the Closing Time or otherwise resulting from any action or inaction taken by the Purchaser on or after the Closing Time in respect of any and all of the Purchased Business Employees who have accepted the Purchaser’s offer of employment;

(d)	all of the obligations and liabilities with respect to amounts owing to any Purchased Business Employees, including for vacation time, wages and other compensation, and for any Losses arising out of Claims by Purchased Business Employees relating to the period on or after the Closing Time in respect of any and all of the Purchased Business Employees who have accepted the Purchaser’s offer of employment;

(e)	any and all other obligations and liabilities expressly assumed by the Purchaser under this Agreement, and for greater certainty, the Vendor will not retain or continue to be responsible for and will not have any obligation to pay, satisfy, discharge, perform or fulfill any of the Assumed Liabilities.

2.3	Retained Liabilities

Except to the extent included in the Assumed Liabilities, the Purchaser will not assume and will have no obligation to pay, satisfy, discharge, perform or fulfil the following obligations and liabilities of the Vendor both before and after the Closing Time (collectively, the “Retained Liabilities”):

(a)	any Commodity Taxes payable in connection with the Purchased Business for the period prior to Closing;

(b)	any and all obligations due or that may become due to 2196957 Ontario Ltd., Great North Bio Energy Inc. and Automation Now Inc.;

(c)	any and all obligations due to Agrirecycle, Inc.;

(d)	any and all obligations due to Credit Suisse;

(e)	any and all obligations due to Canadian National Railway;

(f)	any and all obligations due to Northern Ontario Heritage Foundation Corporation;

(g)	all of the obligations and liabilities with respect to amounts owing to any Purchased Business Employees, including for vacation time, wages and other compensation, and for any Losses arising out of Claims by Purchased Business Employees relating to the period prior to the Closing Time;

(h)	all liabilities of the Vendor whether or not incurred in connection with the Purchased Business, that are due to, or owing to, a party not dealing with the Vendor on an arm’s length basis (within the meaning of the Tax Act) or not specifically listed as Assumed Liabilities in Section 2.2; and

(i)	any and all other obligations and liabilities expressly assumed by the Vendor under this Agreement.

2.4	Purchase Price

The consideration payable by the Purchaser for the sale of the Purchased Assets by the Vendor to the Purchaser shall be the aggregate amount of $3,200,000.00, increased (or decreased) by an amount equal to the Closing Working Capital (collectively, the “Purchase Price”). The Purchase Price shall be payable by the Purchaser as set forth in Section 2.5 and Section 2.6(c).

2.5	Closing Date Payments

(a)	On Closing, the Purchaser shall:

(i)	pay to the Vendor’s Counsel in trust an amount as directed by the Vendor sufficient to vacate the Agrirecycle Liens (the “Security Amount”) by payment of the Security Amount into court for such purpose, estimated to be approximately $1,044,288.75;

(ii)	pay to the Vendor or as directed by the Vendor an amount equal to $3,200,000.00, increased (or decreased) by an amount equal to the Closing Working Capital set out in the Estimated Closing Statement (the “Closing Cash Amount”), less the Security Amount paid pursuant to Section 2.5(a)(i); and

(iii)	assume the Assumed Liabilities in accordance with Section 2.2.

(b)	The Purchaser and the Vendor acknowledge that it is not possible to conclusively determine the Closing Working Capital until the Post-Closing Statement is finalized in accordance with Section 2.6. Accordingly, the Purchaser and the Vendor agree that, not less than three Business Days before the Closing Date, the Vendor shall deliver to the Purchaser a good faith estimate (the “Estimated Closing Statement”) of Closing Working Capital and the resulting calculation of the Closing Cash Amount.

2.6	Post-Closing Working Capital Adjustment

(a)	No later than 45 Business Days following the Closing Date, the Vendor shall prepare and deliver to the Purchaser a closing statement (the “Post-Closing Statement”) setting forth, in reasonable detail, the Vendor’s calculation (the “Vendor’s Proposed Calculation”) of the Closing Working Capital and the revised Purchase Price based thereon. The Vendor shall provide the Purchaser and its authorized representatives with reasonable access and assistance during normal business hours to the books and records of the Vendor to verify the accuracy of Vendor’s Proposed Calculation (including providing reasonable access to any working papers in respect of Vendor’s Proposed Calculation), provided, however, that such access shall not unreasonably disrupt the operations of the Vendor.

(b)

The Purchaser may object to any matter relating to the Post-Closing Statement or the Vendor’s Proposed Calculation by written notice of objection (the “Dispute Notice”) delivered to Vendor within 10 Business Days after the Purchaser’s receipt of the Post-Closing Statement. In the event the Purchaser elects not to deliver a Dispute Notice to the Vendor within such 10 Business Day period, the Post-Closing Statement will be conclusive and binding on the Purchaser and the Vendor. The Dispute Notice, if any,

shall set forth, in reasonable detail, the matter in dispute and the basis for the dispute (the “Disputed Matter”) and, if related to a monetary amount, the amount of the Vendor’s Proposed Calculations in dispute (the “Disputed Amounts”). If the Purchaser delivers a Dispute Notice within the 10 Business Day period referred to in this Section 2.6(b), then: (i) any amount of Vendor’s Proposed Calculation that is not a Disputed Amount shall be treated as final and binding; and (ii) any Disputed Matter or Disputed Amount shall be resolved as follows:

(i)	the Purchaser and the Vendor shall use commercially reasonable efforts to resolve the Disputed Matters and the Disputed Amounts as soon as practicable. If the Purchaser and the Vendor do not agree on the determination of the Disputed Matters and the calculations of all of the Disputed Amounts within 30 Business Days of a Dispute Notice being received, the dispute shall be referred to the Independent Accountant. The Independent Accountant shall, as promptly as practicable, make a determination in respect of the Disputed Matters or Disputed Amounts subject to the following:

(A)	The Independent Accountant shall conduct a review and verification of the Disputed Matters and the Disputed Amounts based solely on materials presented by the Purchaser and the Vendor, and not by independent review (provided, however, that all calculations shall be performed in a manner consistent with past practices of the Vendor), and shall select either the Purchaser’s determination of the Disputed Matters and the calculations of the Disputed Amounts as set forth in the Dispute Notice or the Vendor’s determination of the Disputed Matters and the Vendor’s Proposed Calculation of the Disputed Amounts as set forth in Post-Closing Statement or an amount that is between the two proposed calculations.

(B)	Each of the Purchaser and the Vendor shall use their commercially reasonable efforts to cause the Independent Accountant to render a decision in accordance with this Section 2.6(b)(i), along with a statement of reasons therefor, within 45 days of the submission of the Disputed Matters and the Disputed Amounts to the Independent Accountant or a reasonable time thereafter. The decision of the Independent Accountant shall be final and binding upon the Parties and non-appealable, and each such Party shall be entitled to obtain a judgment entered by a court having competent jurisdiction thereover enforcing such decision.

(C)

In the event the Parties submit any Disputed Matters or Disputed Amounts to the Independent Accountant for resolution, and the Independent Accountant awards a decision in favour of one Party, the other Party shall be responsible to pay the fees and costs of the Independent Accountant. If the Independent Accountant determines that the Disputed Matters or the Disputed Amount is between the Purchaser’s calculation of the Disputed Matters or the Disputed Amounts as set forth in the Dispute Notice and the Vendor’s Proposed Calculation of the Disputed Amounts as set forth in Post-Closing Statement, the fees and costs of the Independent Accountant shall be allocated between the Parties based upon the percentage which the portion of the Disputed Amount not awarded to each Party bears to the amount actually contested by such Party. Regardless of the determination of the Independent Accountant, each Party shall be responsible for their own costs and expenses incurred under this Section 2.6(b)(i) (other than the fees and costs of the Independent Accountant).

(c)	Once the Closing Working Capital has been finally determined in accordance with this Section 2.6, then:

(i)	if the Closing Cash Amount is greater than the Purchase Price, as finally adjusted in accordance with the provisions hereof (the “Adjusted Purchase Price”), then the Vendor shall promptly pay the amount of the difference between the Adjusted Purchase Price and the Closing Cash Amount to the Purchaser; and

(ii)	if the Adjusted Purchase Price is greater than the Closing Cash Amount, then the Purchaser shall promptly pay the amount of the difference between the Adjusted Purchase Price and the Closing Cash Amount to the Vendor.

(d)	Schedule 2.6(d) attached hereto sets forth the basis on which the Working Capital is to be calculated with respect to the Purchased Business, together with a sample calculation thereof. The Parties acknowledge and agree that the Closing Working Capital shall be calculated on the same basis, and using the same principles set forth in, Schedule 2.6(d) and the sample calculation attached thereto.

2.7	Allocation of Purchase Price

The Purchase Price shall be allocated as set forth in Schedule 2.7.

2.8	Tax Matters

(a)	The Vendor and the Purchaser shall file their respective Tax Returns based upon and in accordance with the allocations of the Purchase Price set out in Section 2.7 and will not make any inconsistent statements or take any inconsistent positions on any Tax Returns, in any refund claims or during the course of any audits by any taxing authorities, except as required by Law. If and to the extent the Purchase Price is adjusted post-Closing as at the Closing Date in accordance with this Article 2, then the allocation of the Purchase Price among the Purchased Assets shall also be adjusted such that the categories of Purchased Assets in Schedule 2.7 with which such adjustments, if any, are most closely associated will be adjusted by a corresponding amount, and to the extent that no such association can be determined, the net amount of any such adjustment will be applied to goodwill. If such allocation is disputed by any Governmental Authority, the Vendor or the Purchaser, as the case may be, receiving notice of such dispute will promptly notify the Vendor or the Purchaser, as the case may be, and the Vendor and the Purchaser will use commercially reasonable efforts to sustain the final allocation. The Vendor and the Purchaser will share information and cooperate to the extent reasonably necessary to permit the transactions contemplated by this Agreement to be properly, timely and consistently reported.

(b)

The Purchaser shall pay (or cause to be paid) all Commodity Taxes applicable to, or resulting from the transactions contemplated by, this Agreement and any filing, registration, recording or transfer fees payable in connection with the instruments of transfer provided for in this Agreement. In respect of the purchase and sale of the

Purchased Assets under this Agreement, each Party shall pay direct to the appropriate Governmental Authority all Commodity Taxes, registration charges and transfer fees payable by it and, upon the reasonable request of a Party, the requested Party shall furnish proof of such payment except that the Purchaser shall be liable for and shall pay all applicable Commodity Taxes required to be collected by the Vendor and the Vendor shall collect and remit any such collected Commodity Taxes as required by applicable Laws. The Purchaser shall also provide Vendor with a purchase exemption certificate or its equivalent to support any reasonable exemption claimed in respect of the Purchased Assets.

(c)	The Purchaser will not be responsible for the payment of any Taxes to any relevant Governmental Authority relating to the operation and/or the ownership of the Purchased Assets which arise on or before, or are related to a period of time on or before, the Closing Time. Liability for Realty Taxes shall be apportioned at the Closing between the Vendor and the Purchaser based upon the amounts set forth in the current tax bills therefor and the number of days in the taxable period prior to (and including) the Closing Date and in the taxable period following the Closing Date.

(d)	The Purchaser is registered for GST/HST purposes under Part IX of the ETA and its GST/HST number is 784057283 RT0001.

(e)	The Vendor is registered for GST/HST purposes under Part IX of the ETA and its GST/HST number is 826461139 RT0001.

(f)	The Vendor agrees to jointly elect with the Purchaser, on the Closing Date, under subsection 167(1) of the ETA, and under any similar provision of any applicable provincial legislation, in the form prescribed for the purposes of that provision, in respect of the sale and transfer of the Purchased Assets by the Vendor hereunder, and the Purchaser shall file such elections with the Canada Revenue Agency within the time periods prescribed under the ETA, and provide the Vendor within 20 days of receipt with a photocopy of a written acknowledgement by the Canada Revenue Agency (and by the provincial taxing authority, where applicable) of the receipt of such elections. Notwithstanding anything to the contrary in this Agreement, the Purchaser shall indemnify and hold the Vendor harmless in respect of any Commodity Taxes, penalties, interest and other amounts which may be assessed against the Vendor as a result of the transactions under this Agreement including as a result of the Purchased Assets not being eligible for such elections or as a result of the Purchaser’s failure to file the elections within the prescribed time.

(g)	The Purchaser and the Vendor agree to make and file, in the manner and within the time prescribed in the Tax Act:

(i)	a joint election to have the rules in section 22 of the Tax Act, and any equivalent or corresponding provision under applicable provincial or territorial tax legislation, apply in respect of the Purchased Accounts Receivable, and shall designate therein that portion of the Purchase Price allocated to the Purchased Accounts Receivable as the consideration paid by the Purchaser to the Vendor; and

(ii)	a joint election to have the rules in subsection 20(24) of the Tax Act, and any equivalent or corresponding provision under applicable provincial or territorial tax legislation, apply to the obligations of the Vendor in respect of undertakings which arise from the operation of the Purchased Business and to which paragraph 12(1)(a) of the Tax Act applies. The Purchaser and the Vendor acknowledge that the Vendor are transferring assets to the Purchaser which have a value equal to the elected amount as consideration for the assumption by the Purchaser of such obligations of the Vendor.

2.9	Tender

Any payment of money made pursuant to this Agreement or any document delivered pursuant hereto will be made by wire transfer of immediately available funds to the account specified by the Party entitled to receive such payment or by direct deposit of a certified cheque or bank draft.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of the Vendor

The Vendor hereby represents and warrants to the Purchaser that:

(a)	the Vendor is incorporated, organized and validly existing under the laws of its jurisdiction of incorporation, and has the corporate power and capacity to conduct its business in the manner currently conducted by it;

(b)	the Vendor has all requisite power and authority to enter into this Agreement and all documents to be delivered by it pursuant hereto and to perform its obligations hereunder and thereunder;

(c)	the Vendor has not committed an act of bankruptcy, proposed a compromise or arrangement to its creditors generally, had any petition for a receiving order in bankruptcy filed against it, taken any proceeding with respect to a compromise or arrangement, taken any proceeding to have itself declared bankrupt or wound-up, taken any proceeding to have a receiver appointed over any part of its assets, had any encumbrancer take possession of any of its property, or had any execution or distress become enforceable or become levied upon any of its property;

(d)	this Agreement has been duly authorized, executed and delivered on behalf of the Vendor and constitutes a legal, valid and binding obligation of it, enforceable against the Vendor in accordance with its terms, subject to the usual exceptions as to creditors’ rights and the availability of equitable remedies and, at the Closing Time, all documents required hereunder to be executed and delivered by the Vendor will have been duly authorized, executed and delivered by it, and constitute legal, valid and binding obligations of the Vendor, enforceable against the Vendor in accordance with their respective terms, subject to the usual exceptions as to creditors’ rights and the availability of equitable remedies;

(e)	the execution and delivery of this Agreement and all documents to be delivered pursuant hereto, the performance of the terms hereof and thereof and the consummation of the transactions contemplated herein and therein do not and will not:

(i)	result in the breach or violation of, conflict with or constitute a default under, any term or provision of the articles, by-laws or governing documents of the Vendor;

(ii)	subject to receipt of the Required Approvals (and receipt of any consent to the assignment of an Assumed Contract that does not constitute a Required Approval), conflict with, result in a material breach or violation of, constitute a material default under, accelerate or permit the acceleration of the performance required by, or result in a right of termination of, any Assumed Contract, instrument, licence, permit or authority to which the Vendor is a party or by which the Vendor is bound or, to the knowledge of the Vendor, to which any of the Purchased Assets are subject or result in the creation of any Encumbrance upon any of the Purchased Assets or give others any material interest or right, including any right of purchase, termination, cancellation or acceleration under any such agreement, instrument, licence, permit or authority;

(iii)	violate any provision of law or administrative regulation or any judicial or administrative order, award, judgment, ruling, injunction, determination or decree applicable to the Vendor or, to the knowledge of the Vendor, any of the Purchased Assets; or

(iv)	to the knowledge of the Vendor, cause the suspension or revocation of any authorization, consent, approval or licence currently in effect in connection with the Purchased Business;

(f)	the Vendor is not required to give any notice to, make any filing with, or obtain any waiver, consent, approval or authorization of, any Governmental Authority or other third party in order to consummate the transactions contemplated by this Agreement save and except for:

(i)	notices, filings, waivers, consents, approvals or authorizations that if not made or obtained, would not: (A) adversely affect its ability to consummate the transactions contemplated by this Agreement on the terms and conditions set forth herein; or (B) have a material adverse effect on the Purchased Business; or

(ii)	notices, filings, waivers, consents, approvals or authorizations that have been previously obtained and are currently in force; or

(iii)	the Required Approvals;

(g)	the Vendor owns and has the exclusive legal and beneficial right, title and interest in and to all of the Purchased Assets (other than the personal property (including machinery, equipment, tools and vehicles) leased by the Vendor pursuant to the Assumed Contracts, as applicable), and at the Closing Time the Purchased Assets will be free and clear of all Encumbrances other than Permitted Encumbrances;

(h)	except for the Assumed Contracts and Contracts relating to the Excluded Assets, the Vendor is not a party to or bound by any material Contract relating to the Purchased Business or Purchased Assets, and has performed all of the material obligations required to be performed by it and is entitled to all benefits under, and is not in default or alleged to be in default in respect of, any Assumed Contract; all such Assumed Contracts are in full force and effect, and no event, condition or occurrence exists which, after notice or lapse of time or both, would constitute a default under any of the foregoing. Vendor has provided to Purchaser a true and complete copy of each of the Assumed Contracts and all amendments thereto;

(i)	the Purchased Assets are insured against loss or damage by all insurable hazards or risks on a replacement cost basis and such insurance coverage will be continued in full force and effect until and including the Closing Time. Vendor is not in default with respect to any of the provisions contained in any such insurance policy and has not failed to give any notice or present any claim under any such insurance policy in a due and timely fashion; and

(j)	the Vendor is not a non-resident of Canada for the purposes of the Tax Act.

The Vendor hereby acknowledges that the Purchaser is relying on the foregoing representations and warranties in connection with the execution and delivery of this Agreement and the purchase of the Purchased Assets.

3.2	Representations and Warranties of Purchaser

The Purchaser represents and warrants to the Vendor that:

(a)	the Purchaser is incorporated, organized and validly existing under the laws of its jurisdiction of incorporation and has the corporate power and capacity to own or lease its properties and assets and to carry on its business as presently conducted by it;

(b)	the Purchaser has all requisite power and authority to enter into this Agreement and all documents to be delivered pursuant hereto and to perform its obligations hereunder and thereunder;

(c)	this Agreement has been duly authorized, executed and delivered on behalf of the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to the usual exceptions as to creditors’ rights and the availability of equitable remedies and, at the Closing Time, all documents required hereunder to be executed and delivered by the Purchaser will have been duly authorized, executed and delivered by the Purchaser, and constitute legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to the usual exceptions as to the creditors’ rights and the availability of equitable remedies;

(d)	the execution and delivery of this Agreement and all documents to be delivered pursuant hereto, the performance of the terms hereof and thereof and the consummation of the transactions contemplated herein and therein do not and will not:

(i)	result in the breach or violation of, or constitute a default under, any term or provision of the articles, by-laws or governing documents of the Purchaser; or

(ii)	violate any provision of law or administrative regulation or any judicial or administrative order, award, judgment or decree applicable to the Purchaser or any of the assets or properties of the Purchaser;

(e)	the Purchaser understands that certain non-transferable Regulatory Authorizations included in the Excluded Assets may be required for the continued operation of the Purchased Business following Closing, and that Vendor makes no representations to the Purchaser with respect to the ability of the Purchaser to obtain such Regulatory Authorizations promptly following the date of this Agreement or at all; and

(f)	the Purchaser is not a “non-Canadian” within the meaning of the Investment Canada Act (Canada).

The Purchaser hereby acknowledges that the Vendor is relying on the foregoing representations and warranties in connection with the execution and delivery of this Agreement and the sale of the Purchased Assets.

ARTICLE 4

COVENANTS

4.1	Covenants of the Vendor

Vendor covenants and agrees with Purchaser, that from the date hereof until the Closing Date or termination of this Agreement (the “Interim Period”), except with the prior written consent of the Purchaser, not to be unreasonably withheld, and except as otherwise expressly permitted by the Purchaser in writing or as specifically contemplated by this Agreement, the Vendor shall use its commercially reasonable efforts to:

(a)	conduct the Purchased Business in the Ordinary Course of Business, except where any non-compliance would not individually, or in the aggregate, materially and adversely affect the Purchased Business;

(b)	maintain levels of Inventory relating to the Purchased Business consistent with past practice in order to continue carrying on the Purchased Business in the Ordinary Course of Business;

(c)	not do any of the following other than pursuant to transactions contemplated herein or pursuant to commitments entered into prior to the date of this Agreement and disclosed to the Purchaser in writing: (i) transfer, assign, sell or otherwise dispose of any of the Purchased Assets, except in the Ordinary Course of Business; (ii) cancel any debts or entitlements in respect of the Purchased Business or the Purchased Assets, except in the Ordinary Course of Business; (iii) terminate, waive, release or cancel any right of material value to the Purchased Assets or the Purchased Business;

(d)	not terminate the employment of any Purchased Business Employee other than for just cause as determined by the Vendor acting reasonably;

(e)	not commit to any capital expenditures which exceed, individually or in the aggregate, $25,000.00;

(f)	not increase or promise to increase, in any manner, the compensation or benefits of any Purchased Business Employee other than in the Ordinary Course of Business;

(g)	preserve the goodwill of the Purchased Business and the relationships with suppliers, customers, clients, sales leads, distributors, dealers, licensees and others having past or present business dealings with the Vendor in respect of the Purchased Business, to keep available the services of the Purchased Business Employees, and to maintain in full force and effect all of the Assumed Contracts and Regulatory Authorizations relating to the Purchased Business and the Purchased Assets;

(h)	subject to Section 4.7, maintain all of the Purchased Assets in the Ordinary Course of Business;

(i)	perform all material obligations falling due during the Interim Period under the Assumed Contracts and Regulatory Authorizations;

(j)	not enter into any Contract which will become an Assumed Contract without the written consent of the Purchaser, which consent shall not be unreasonably withheld;

(k)	not create or permit to be created any Encumbrance on any of the Purchased Assets other than Permitted Encumbrances;

(l)	keep in full force and effect, and in good standing, all of the current insurance policies of the Vendor with respect to the Purchased Business and the Purchased Assets;

(m)	collect and manage accounts receivable and pay and manage accounts payable in the Ordinary Course of Business and consistent with past practice;

(n)	not consent to or otherwise allow any material amendments or any other material modifications to any of the Assumed Contracts;

(o)	promptly advise the Purchaser in writing of any material change in a material representation or warranty; and

(p)	provide the Purchaser with reasonable access to all information and, subject to any of its obligations under the Assumed Contracts, the Real Property, to enable the Purchaser to familiarize itself with the Purchased Business and facilitate the orderly transition of the Purchased Business to the Purchaser, provided that the Purchaser covenants and agrees to indemnify and save harmless the Vendor from any Losses that it may incur, whether with respect to persons or property, as a result of such access to the Real Property by the Purchaser.

4.2	Mutual Covenants

From the date hereof until the Closing Date, each Party hereto will use all reasonable commercial efforts and proceed diligently, honestly and in good faith to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under applicable Laws to complete the transactions contemplated by this Agreement, including using its reasonable commercial efforts to:

(a)	fulfill all conditions set forth in Sections 5.1 and 5.2 hereof, as applicable, and perform all its obligations set forth in this Agreement;

(b)	obtain the Required Approvals; and

(c)	cooperate with the other Party in connection with the performance by the other Party of its obligations hereunder.

4.3	Offer of Employment

(a)	The Purchaser shall, within ten (10) Business Days prior to the Closing Date (or such other date as mutually agreed by the Parties), offer to employ all of the Purchased Business Employees listed in Schedule 4.3(a) (the “Purchased Business Employees”), in writing and on terms and conditions of employment substantially similar in the aggregate to the terms and conditions relating to their employment as described in Schedule 4.3(a) and conditional on the occurrence of Closing.

(b)	The Vendor shall not attempt in any way to discourage the Purchased Business Employees from accepting the Purchaser’s offer of employment.

(c)	The Vendor is responsible for and shall indemnify and hold the Purchaser harmless for and against any and all liability for one half of all pay in lieu of notice, severance payments, damages for wrongful dismissal and all legal and other related costs in respect of the termination by the Vendor of the employment of any Purchased Business Employee who does not accept the Purchaser’s offer of employment.

(d)	The Purchaser shall be responsible for and hereby agrees to pay to Vendor forthwith upon demand one half of all pay in lieu of notice, severance payments, damages for wrongful dismissal and all legal and other related costs in respect of the termination by the Vendor of the employment of any Purchased Business Employee who does not accept the Purchaser’s offer of employment.

4.4	Books and Records

The Purchaser covenants and agrees to maintain in safekeeping the Books and Records delivered pursuant to Section 6.2(i) for seven years following the Closing Date which relate to periods prior to the Closing Date and, if the Vendor is investigated or audited by a taxation or other Governmental Authority or for any other bona fide business purpose that is not adverse to the interests of the Purchaser, the Purchaser will allow the Vendor and the Vendor’s authorized Representatives and advisors reasonable access to such records at the request of the Vendor, acting reasonably, for the purpose of attending to such investigation, audit or bona fide business purpose, which access shall be at locations to be determined by the Purchaser, during normal business hours and at such other time or times as the Purchaser may determine and in such a manner so as not to interfere unreasonably with the conduct of the business of Purchaser.

4.5	Vendor’s Future Actions

After the Closing, the Vendor shall not, directly or indirectly, take any action which would adversely affect the Purchaser’s ownership of or validity or enforceability of any of the Purchased Assets or operation of the Purchased Business. Notwithstanding the foregoing, nothing in this Section 4.5 will restrict the ability of the Vendor from taking any actions it deems appropriate in furtherance of winding up its business and terminating its existence.

4.6	Planning Act (Ontario) Compliance

This Agreement will be effective to create an interest in the Real Property located in the Province of Ontario only if the subdivision and part lot control provisions of the Planning Act (Ontario) are complied with. The Vendor hereby covenants to proceed diligently at its expense to obtain any necessary severance consent on or before Closing. In the event that a severance consent is required for any Real

Property but such consent has not been obtained by Closing, the Purchaser agrees to proceed with closing the transactions contemplated in this Agreement for all other Real Property, and the property that required a severance consent shall be transferred as soon as such consent has been obtained. Between Closing and the date of transfer of the property requiring consent, the Vendor shall lease such property to the Purchaser, under which lease the Purchaser will pay an annual rent of $1.00 and will also pay, perform and discharge all obligations arising or accruing with respect to such property during that period.

4.7	Damaged Assets

The Purchase Price and the obligations to close will be unaffected by loss or damage to Purchased Assets, provided the Vendor agrees to use commercially reasonable efforts to diligently pursue insurance recovery in connection with such loss or damage, and to promptly pay to the Purchaser all insurance proceeds received by the Vendor after Closing relating to any insurance policies held by the Vendor in respect of the Purchased Assets and resulting from damage related to the Purchased Assets.

4.8	Transition Agreement

Concurrently with the execution of this Agreement, Rentech and the Purchaser entered into the Transition Agreement respecting certain transition services.

ARTICLE 5

CONDITIONS TO CLOSING

5.1	Conditions for the Benefit of the Purchaser

The obligation of the Purchaser to purchase the Purchased Assets from the Vendor pursuant hereto and consummate any other transaction contemplated hereby is subject to the following conditions (which are for the exclusive benefit of the Purchaser) being satisfied in all respects at the Closing Time, or such earlier time as is specified below provided, however, that any such condition may be waived in writing by the Purchaser, in whole or in part, at any time, without prejudice to any of the other rights of the Purchaser hereunder:

(a)	the representations and warranties of the Vendor in this Agreement shall be true and correct in all material respects at the Closing Time with the same force and effect as if made at and as of such time, except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as at such date, and the Vendor shall have delivered, on the Closing Date, a certificate confirming the foregoing dated the Closing Date, addressed to the Purchaser and duly executed by a senior officer of the Vendor;

(b)	the Vendor shall have complied and performed, in all material respects, with all of the covenants and obligations set forth in this Agreement to be complied with, and performed by the Vendor at or prior to the Closing Time pursuant hereto, and the Vendor shall have delivered, on the Closing Date, a certificate confirming the foregoing dated the Closing Date, addressed to the Purchaser and duly executed by a senior officer of the Vendor;

(c)	Brad Sampson and at least 80% of the Purchased Business Employees (other than such as are on long term disability or otherwise not then reporting for work) shall have agreed to accept the Purchaser’s offer of employment;

(d)	Except as set forth on Schedule 5.1(d), no action, suit, proceeding or investigation shall have been commenced or threatened against the Vendor, which, in the reasonable opinion of Purchaser’s counsel, if successful, would have a materially adverse effect on the Purchased Business or the Purchased Assets;

(e)	there shall be no Order issued delaying, restricting or preventing, and no Claim pending or threatened by any Governmental Authority to enjoin, delay, restrict or prohibit the purchase and sale of any of the Purchased Assets, as contemplated hereby, or the right of the Purchaser to conduct the Purchased Business or to own or use the Purchased Assets following the Closing Time;

(f)	all Required Approvals shall have been obtained, in each case, on terms acceptable to the Purchaser, acting reasonably;

(g)	subject to Section 4.7, there shall have been no material adverse change in the condition of the Purchased Business during the Interim Period;

(h)	the Vendor shall have delivered evidence satisfactory to the Purchaser, acting reasonably, that all Encumbrances other than Permitted Encumbrances have been discharged or released as to the Purchased Assets such that the Purchased Assets are free and clear of all Encumbrances other than Permitted Encumbrances; and

(i)	at Closing, the Vendor shall have delivered all items which it is required to deliver pursuant to Section 6.2.

5.2	Conditions for the Benefit of the Vendor

The Vendor’s obligations to the Purchaser pursuant hereto are subject to the following conditions (which are for the exclusive benefit of the Vendor) being satisfied in all respects at the Closing Time or such earlier time as is specified below, provided, however, that any such condition may be waived in writing by the Vendor, in whole or in part, at any time, without prejudice to any of the rights of the Vendor hereunder:

(a)	the representations and warranties of the Purchaser in this Agreement shall be true and correct in all material respects at the Closing Time with the same force and effect as if made at and as of such time, except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as at such date, and the Purchaser shall have delivered, on the Closing Date, a certificate confirming the foregoing dated the Closing Date, addressed to the Vendor and signed by two senior officers of the Purchaser;

(b)	the Purchaser shall have complied and performed, in all material respects, with all of the covenants and obligations set forth in this Agreement to be complied with, and performed by, the Purchaser at or prior to the Closing Time pursuant hereto, the Purchaser shall have delivered, on the Closing Date, a certificate confirming the foregoing dated the Closing Date, addressed to the Vendor and signed by two senior officers of the Purchaser;

(c)

there shall be no Order issued delaying, restricting or preventing, and no Claim pending or threatened by any Governmental Authority to enjoin, delay, restrict or prohibit the purchase and sale of any of the Purchased Assets, as contemplated hereby, or the right of the Purchaser to conduct the Purchased Business or to own or use the Purchased Assets following the Closing Time; and

(d)	at Closing, the Purchaser shall have delivered all items it is required to deliver pursuant to Section 6.3.

ARTICLE 6

CLOSING

6.1	Closing

The Closing shall take place by way of electronic exchange of closing documentation and electronic fund transfer, without the need for a physical meeting of the Parties.

6.2	Deliveries by the Vendor at Closing

At Closing, the Vendor, shall deliver, or cause to be delivered to the Purchaser:

(a)	a certificate of the appropriate Governmental Authorities, dated on or about the Closing Date, evidencing the existence of the Vendor and its good standing with respect to the filing of annual reports in the jurisdictions in which it is incorporated;

(b)	certified copy of directors’ resolutions of the Vendor approving this Agreement and the transactions contemplated hereby;

(c)	certified copy of the shareholders’ resolution of the Vendor approving this Agreement and the transactions contemplated hereby;

(d)	a certificate of incumbency of the Vendor;

(e)	all Required Approvals, in form and substance acceptable to the Parties, acting reasonably;

(f)	evidence of discharge of all Encumbrances which are not Permitted Encumbrances;

(g)	one or more executed general conveyances providing for the sale, assignment, transfer and conveyance of the Purchased Assets and assumption of the Assumed Liabilities, in substantially the form settled by the Parties concurrently with the execution of this Agreement;

(h)	an executed general assignment providing for the sale, assignment, transfer and conveyance of the Assumed Contracts, in the form settled by the Parties concurrently with the execution of this Agreement;

(i)	the Books and Records;

(j)	transfer(s) of the Real Property by the Vendor to the Purchaser in registerable form;

(k)	an irrevocable direction to the Vendor’s Counsel to forthwith use the Security Amount to vacate the Agrirecycle Liens by payment of the Security Amount into court together with an undertaking by the Vendor’s Counsel to provide evidence, within seven (7) days of Closing, that the Agrirecycle Liens have been vacated from title; and

(l)	such other documents and instruments as the Purchaser’s Counsel may reasonably require in order to evidence the transfer of the Purchased Assets as provided for herein.

Where applicable, all deliveries by the Vendor at Closing shall be in the form settled by the Parties concurrently with the execution of this Agreement and attached hereto where so referenced.

6.3	Deliveries by Purchaser at Closing

At Closing, the Purchaser shall deliver to the Vendor:

(a)	a certificate of the appropriate Governmental Authorities, dated the Closing Date, evidencing the existence and good standing of the Purchaser in the jurisdictions in which it is incorporated;

(b)	certified copy of the directors’ resolutions of the Purchaser approving this Agreement and the transactions contemplated hereby;

(c)	a certificate of incumbency of the Purchaser;

(d)	one or more executed general conveyances providing for the sale, assignment, transfer and conveyance of the Purchased Assets and assumption of the Assumed Liabilities in substantially the form settled by the Parties concurrently with the execution of this Agreement;

(e)	an executed general assignment providing for the sale, assignment, transfer and conveyance and assumption of the Assumed Contracts in the form settled upon by the Parties concurrently with the execution of this Agreement;

(f)	the Closing Cash Amount;

(g)	such other documents and instruments as the Vendor’s Counsel may reasonably require.

Where applicable, all deliveries by the Purchaser at Closing shall be in the form settled by the Parties concurrently with the execution of this Agreement and attached hereto where so referenced.

ARTICLE 7

INDEMNITIES

7.1	Purchaser Indemnity

After Closing, the Purchaser agrees to indemnify and save harmless the Vendor and its Affiliates, directors, officers, employees, agents and control persons, as applicable, from and against any and all Losses which they suffer, sustain, pay or incur, directly or indirectly, as a consequence of or in connection with:

(a)	any misrepresentation, inaccuracy, incorrectness or breach of any representation or warranty made by the Purchaser in this Agreement or in any document or certificate given or delivered by any of them pursuant to this Agreement;

(b)	any non-performance or non-fulfillment of any covenant or agreement of the Purchaser in this Agreement or in any document given or delivered by the Purchaser in order to carry out the transactions contemplated hereby; or

(c)	the Assumed Liabilities.

The foregoing obligation and indemnification shall be subject to the provisions of Sections 7.3 and 7.4.

7.2	Vendor Indemnity

After Closing, the Vendor agrees to indemnify and save harmless the Purchaser and its Affiliates, directors, officers, employers, agents and control persons, as applicable, from and against any and all Losses which they suffer, sustain, pay or incur, directly or indirectly, as a consequence of or in connection with:

(a)	any misrepresentation, inaccuracy, incorrectness or breach of any representation or warranty made by the Vendor in this Agreement or in any document or certificate given or delivered by any of them pursuant to this Agreement;

(b)	any non-performance or non-fulfillment of any covenant or agreement of the Vendor in this Agreement or in any document given or delivered by the Vendor in order to carry out the transactions contemplated hereby; or

(c)	the Retained Liabilities.

The foregoing obligation and indemnification shall be subject to the provisions of Sections 7.3 and 7.4.

7.3	Limitations on Indemnities

(a)	Other than as specifically provided for herein, no Claim in respect of a breach of any representation or warranty made in this Agreement shall be made or be enforceable, whether by legal proceedings or otherwise, unless written notice of such Claim is given by the Party seeking redress to the Party from whom redress is sought on or before the expiry of 24 months (except that the representations relating to tax matters shall survive for 90 days after the expiry of the applicable assessment period under the governing statute) from the Closing Date.

(b)	The obligations of the Purchaser under Section 7.1 shall be subject to the following limitations:

(i)	no party shall be entitled to make any indemnity claim under Section 7.1(a) until the aggregate amount of all Claims against the Purchaser exceeds $50,000.00. Once the aggregate amount of all Claims against the Purchaser exceeds $50,000.00, then the Vendor shall be entitled to make a Claim for the damages, Losses, costs, Liabilities and expenses incurred and for which it is entitled to indemnity pursuant to Section 7.1(a) which exceeds $50,000.00; and

(ii)	the total aggregate maximum liability of the Purchaser pursuant to Section 7.1 shall not exceed the greater of (i) $3,200,000.00 and (ii) the Adjusted Purchase Price;

provided however, the limits set forth in this Section 7.3(b) shall not apply in the event of the wilful misconduct, intentional misrepresentation or fraud by the Purchaser.

(c)	The obligations of the Vendor under Section 7.2 shall be subject to the following limitations:

(i)	no party shall be entitled to make any indemnity claim under Section 7.2(a) until the aggregate amount of all Claims against the Vendor exceeds $50,000.00. Once the aggregate amount of all Claims against the Vendor exceeds $50,000.00, then the Purchaser shall be entitled to make a Claim for the damages, Losses, costs, Liabilities and expenses incurred and for which it is entitled to indemnity pursuant to Section 7.2(a) which exceed $50,000.00; and

(ii)	the total aggregate maximum liability of the Vendor pursuant to Section 7.2 shall not exceed the greater of (i) 3,200,000.00 and (ii) the Adjusted Purchase Price, provided however, the limits set forth in this Section 7.3(c) shall not apply in the event of the wilful misconduct, intentional misrepresentation or fraud by the Vendor.

(d)	Losses of the Purchaser hereunder shall be deemed reduced by the amount of any insurance proceeds received by the Purchaser with respect to such Losses.

7.4	Indemnification Procedure

The following provisions will apply to any claim by any person having the right to be indemnified pursuant to this Agreement (hereinafter, in this Section 7.4, any person making a claim for indemnification pursuant to this Agreement is referred to as the “Indemnified Party”, the Person against whom the claim for indemnification is made pursuant to this Agreement is referred to as the “Indemnifying Party” and any such claim for indemnity is referred to as the “Indemnity Claim”).

(a)	Promptly after becoming aware of any matter in respect of which it may assert an Indemnity Claim, the Indemnified Party will provide written notice of the Indemnity Claim to the Indemnifying Party, specifying (to the extent that information is available) the factual basis for the Indemnity Claim and the amount of the Indemnity Claim or, if an amount is not then determinable, an estimate of the amount of the Indemnity Claim, if an estimate is feasible in the circumstances; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from its obligation to indemnify the Indemnified Party unless (and only to the extent that) the Indemnifying Party is materially prejudiced by such delay.

(b)

If an Indemnity Claim relates to an alleged liability relating to a Person who is not a Party to this Agreement (hereinafter in this Section 7.4 called a “Third Party Liability”), including any Governmental Authority, and in relation to such alleged Third Party Liability, the Indemnified Party is required by applicable law to make a payment to a third party before the relevant procedure for challenging the existence or quantum of the alleged Third Party Liability can be implemented or completed, the Indemnified Party may, notwithstanding any other provision of this Section 7.4, make such payment and forthwith demand reimbursement for such payment from the Indemnifying Party; provided that, if the alleged Third Party Liability, as finally determined (upon completion of settlement negotiations or applicable legal proceedings), is less than the amount that is so paid by the Indemnifying Party, then the Indemnified Party will, forthwith following such final determination and receipt of the overpaid amount from the third party, pay to the Indemnifying Party the amount by which the Third Party Liability, as finally determined, is less than the amount that was so paid by the Indemnifying Party.

(c)	The Indemnified Party will not negotiate, settle, compromise or pay (except in the case of payment of a judgment) any Third Party Liability in respect of which it has or proposes to assert an Indemnity Claim, except with the prior consent of the Indemnifying Party (which consent will not be unreasonably withheld or delayed).

(d)	With respect to any Third Party Liability, provided the Indemnifying Party: (i) admits, within 30 days of receipt of notice of the Third Party Liability from the Indemnified Party, to the Indemnified Party’s right to indemnification for the amount of such Third Party Liability that may at any time be determined or settled; (ii) provides the Indemnified Party with evidence reasonably satisfactory to the Indemnified Party that the Indemnifying Party will have the financial resources to defend Third Party Liability and fulfill its indemnification obligations hereunder; and (iii) represents that it will conduct the defense of the Third Party Liability actively and diligently, and provided further that (iv) the action or other proceeding respecting prosecution of the Third Party Liability involves only a claim for money damages and not a claim for equitable relief; and (v) the settlement of, or an adverse judgment with respect to, the Third Party Liability is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, then in any legal, administrative or other proceedings in connection with the matters forming the basis of the Third Party Liability, the following provisions will apply:

(i)	except as contemplated by Section 7.4(d)(iii), the Indemnifying Party will have the right to assume carriage of such legal, administrative or other proceedings through counsel of its choice reasonably satisfactory to the Indemnified Party, but the Indemnified Party will have the right and will be given the opportunity, to the extent the same does not give rise to a material conflict of interest, to participate in the defense of the Third Party Liability, to consult with the Indemnifying Party in the settlement of the Third Party Liability and the conduct of such legal, administrative and other proceedings (including consultation with counsel);

(ii)	to the extent the same does not give rise to a material conflict of interest, the Indemnifying Party will co-operate with the Indemnified Party in relation to the Third Party Liability, will keep the Indemnified Party fully advised with respect thereto, will provide the Indemnified Party with copies of all relevant documentation as it becomes available, will provide the Indemnified Party with access to all records and files relating to the defence of the Third Party Liability and will meet with Representatives of the Indemnified Party at all reasonable times to discuss the Third Party Liability; and

(iii)	notwithstanding Sections 7.4(d)(i) and (ii), the Indemnifying Party will not settle the Third Party Liability or conduct any legal, administrative or other proceedings in any manner that could, in the reasonable opinion of the Indemnified Party, have a material adverse effect on the Indemnified Party except with the prior written consent of the Indemnified Party.

(e)	If, with respect to any Third Party Liability, any of the conditions set forth in the opening sentence of Section 7.4(d) is or becomes unsatisfied, or in the event that the Indemnifying Party does not act to diligently defend against such Third Party Liability or declines to assume carriage of the applicable legal, administrative or other proceedings, then the following provisions will apply:

(i)	the Indemnified Party, at its discretion, may assume carriage of the settlement or of any legal, administrative or other proceedings relating to the Third Party Liability and may defend or settle the Third Party Liability on such terms as the Indemnified Party, acting in good faith, considers advisable; and

(ii)	any costs, damages and expenses incurred or suffered by the Indemnified Party in the settlement of such Third Party Liability or the conduct of any such legal, administrative or other proceedings will be added to the amount of the Indemnity Claim.

(f)	With respect to any Claim that does not involve a Third Party Liability (a “Direct Claim”), following receipt of notice from the Indemnified Party of the Direct Claim, the Indemnifying Party shall have 60 days to make such investigation of the Direct Claim as it considers necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Direct Claim, together with all such other information in the possession of the Indemnified Party as the Indemnifying Party may reasonably request. If the Indemnified Party and the Indemnifying Party agree, prior to the expiration of such 60-day period (or any mutually agreed upon extension thereof), to the validity and amount of such Direct Claim, the Indemnifying Party shall forthwith pay to the Indemnified Party the full agreed upon amount of the Direct Claim. Failing such agreement and payment, the Indemnified Party may commence an action or otherwise pursue any remedy it may have against the Indemnifying Party.

ARTICLE 8

TERMINATION

8.1	Termination

This Agreement may be terminated and the transactions contemplated hereby may be abandoned, at any time prior to the Closing:

(a)	by mutual written consent of the Vendor, on the one hand, and the Purchaser, on the other hand;

(b)	by the Purchaser on written notice to the Vendor if the Closing shall not have occurred on the Closing Date and any of the conditions set forth in Section 5.1 hereof shall not have been satisfied by the Closing Date, provided that the Purchaser shall have complied in all material respects with its obligations hereunder;

(c)	by the Vendor on written notice to the Purchaser if the Closing shall not have occurred on the Closing Date and any of the conditions set forth in Section 5.2 hereof shall not have been satisfied by the Closing Date, provided that the Vendor shall have complied in all material respects with its respective obligations hereunder; or

(d)	by either Party if there has been a material breach of this Agreement by the other Party and such breach has not been waived by the non-breaching Party; and

any such notice of termination given by a Party shall specify the basis on which the Party seeks to terminate this Agreement.

8.2	Effect of Termination

In the event of termination of this Agreement pursuant to Section 8.1, this Agreement shall thereupon cease to have any further force and effect and each Party shall thereafter have no further obligations or liability thereunder to any other Party, except that the provisions of Section 8.1, this Section 8.2, Section 10.5, Section 10.8 and Section 10.13 shall survive any termination of this Agreement.

8.3	Survival

Subject to the limitations and provisions set forth in this Agreement, notwithstanding the occurrence of Closing and the items delivered at Closing pursuant hereto, the representations, warranties, covenants and indemnities contained in this Agreement shall survive the Closing and the delivery of the items delivered at Closing pursuant hereto for the benefit of the Parties in accordance with terms hereof. Notwithstanding any other provision of this Agreement, no limitation in respect of the survival of any provision of this Agreement or the period in respect of which any Claims or other recourse may be made shall apply insofar as the breach of the provision or the matter in respect of which recourse is sought involves fraud on the part of the Party or Parties against whom the provision is sought to be enforced or from whom such recourse is sought. If any document executed at or after Closing pursuant hereto is inconsistent with the provisions of this Agreement, the provisions of this Agreement shall prevail unless the Parties expressly and explicitly agree to the contrary.

ARTICLE 9

NOTICES

9.1	Notices

Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by a Party to any other Party shall be in writing and shall be delivered by email, hand delivery, facsimile transmission or (provided that the mailing Party does not know and should not reasonably have known of any disruption or anticipated disruption of postal service which might affect delivery of the mail) by registered mail (postage prepaid), addressed to the Party to whom the notice is to be given, at its address for service herein. Any notice, consent, waiver, direction or other communication aforesaid shall, if sent by email be deemed to have been given and received on the date on which a delivery receipt is received by email from the Party to whom the email was sent, if hand delivered or delivered by facsimile transmission, be deemed to have been given and received on the date on which it was hand delivered or delivered by facsimile transmission to the address provided herein (if a Business Day and, if not, the next succeeding Business Day) and if sent by registered mail be deemed to have been given and received on the third Business Day at the point of delivery following the date on which it was so sent.

9.2	Address for Service

The address for service of each of the Parties hereto shall be as follows:

(a)	if to the Vendor:

RTK WP2 Canada, ULC

10880 Wilshire Blvd, Suite 1101

Los Angeles, CA 90024 USA

Attention:    Paul Summers

Facsimile:    +1 310.571.9799

Email:          psummers@rentk.com

with a copy to:

Norton Rose Fulbright Canada LLP

200 Bay Street, P.O. Box 84

Toronto, ON M5J 2Z4 Canada

Attention:    Nikolai A. Kovtouchenko

Facsimile:    +1 416.216.3930

Email:          nikolai.kovtouchenko@nortonrosefulbright.com

(b)	if to the Purchaser:

2607043 Ontario Inc.

Corner of Highway 101-129

Chapleau, ON P0M 1K0 Canada

Attention:     Mark Guillemette

Facsimile:     +1 705.264.2541

Email:           mark@truenorthtimber.com

with a copy to:

Perras Mongenais

10B Circle Street

Kapuskasing, ON P5N 1T3 Canada

Attention:     Pierre Perras

Facsimile:     +1 705.335.3939

Email:           pierreperras01@gmail.com

or such other address as may be designated by notice to the other Parties.

ARTICLE 10

MISCELLANEOUS

10.1	Retention of Records and Confidential Information

The Purchaser acknowledges and agrees that the Vendor will be permitted to retain copies of the Books and Records for such period after the Closing Date as is required by any applicable Law. Both before and after the Closing Date, the Vendor will, and will cause its advisors and other Representatives to:

(a)	promptly provide to the Purchaser all information in its possession or under its control relating to the Purchased Assets;

(b)	keep strictly confidential all information relating to the Purchased Assets unless: (i) such information (other than Transferred Information) is or becomes generally available to the public other than as a result of a disclosure by the Vendor in violation of this Agreement; (ii) the disclosure of such information is expressly permitted, in writing, by the Purchaser; or (iii) the disclosure of such information is required by applicable Law or by a Governmental Authority (provided that the Vendor shall provide the Purchaser with prompt written notice of same so that the Purchaser may either seek a protective Order or other appropriate remedy, and the Vendor shall furnish only the disclosure that is required); and

(c)	not use or permit any other Person to use any information relating to any of the Purchased Assets for any purpose whatsoever, unless such information (other than Transferred Information) is or becomes generally available to the public, other than as a result of a disclosure by the Vendor in violation of this Agreement, or the use of such information is expressly permitted, in writing, by the Purchaser.

10.2	Privacy

In addition to and notwithstanding its other obligations herein, the Vendor covenants and agrees to take commercially reasonable efforts to notify the Purchaser prior to Closing of the primary purposes for which the Transferred Information was initially collected.

In addition to and notwithstanding its other obligations herein, the Purchaser covenants and agrees: (i) prior to the completion of the transactions contemplated herein, to collect, use and disclose the Transferred Information solely for the purpose of reviewing and completing the transactions contemplated herein, including determining to complete such transactions; (ii) after the completion of the transactions contemplated herein, to collect, use and disclose the Transferred Information only for those purposes for which the Vendor has notified the Purchaser the Transferred Information was initially collected from, or in respect of, the individual to which such Transferred Information relates or for the completion of the transactions contemplated herein, unless (A) the Vendor or the Purchaser has first notified such individual of such additional purpose, and where required by all applicable laws, by-laws, rules, regulations, orders, ordinances, protocols, codes, guidelines, policies, notices, directions and judgments or other requirements of any Governmental Authority, obtained the consent of such individual to such additional purpose, or (B) such use or disclosure is permitted or authorized by Law, without notice to, or consent from, such individual; (iii) where required by Law, promptly notify the individuals to whom the Transferred Information relates that the transactions contemplated herein have taken place and that the Transferred Information has been disclosed to the Purchaser; (iv) to return or destroy the Transferred Information, at the option of the Vendor, should the transactions contemplated herein not be completed; (v) to use all reasonable efforts to protect and safeguard the Transferred Information including, without limitation, to protect the Transferred Information from loss or theft, or unauthorized access disclosure, copying, use, modification, disposal or destruction and promptly advise the Vendor should any such loss, theft or unauthorized activity occur prior to the completion of the transactions contemplated herein; and (vi) where the disclosure or transfer of Transferred Information to the Purchaser requires the consent of, or the provision of notice to, the individual to which such Transferred Information relates, to (A) not require or accept the disclosure or transfer of such Transferred Information until the Vendor has first notified such individual of such disclosure or transfer and the purpose for same, and where required by law, obtained the individual’s consent to same and (B) only collect, use and disclose such information to the extent necessary to complete the transactions contemplated herein and as authorized or permitted by law.

10.3	Further Assurances

Each Party shall, from time to time, and at all times hereafter, at the request of another Party, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as shall be reasonably required in order to fully perform and carry out the terms and intent hereof.

10.4	Time of the Essence

Time shall be of the essence of this Agreement.

10.5	Public Announcements

No public announcement or press release concerning the sale and purchase of the Purchased Assets shall be made by a Party or its Affiliates without the prior written consent and joint approval of the other Party, which consent and approval shall not be unreasonably withheld or delayed; provided that nothing contained herein shall prevent the Vendor or any of its Affiliates at any time furnishing any information to the public if required by Laws or the rules of an applicable stock exchange.

10.6	Amendments and Waiver

No modification of or amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by all of the Parties hereto and no waiver of any breach of any term or provisions of this Agreement shall be effective or binding unless made in writing and signed by the Party purporting to give the same and, unless otherwise provided, shall be limited to the specific breach waived. No failure on the part of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy in law or in equity or by statute or otherwise conferred.

10.7	Entire Agreement

This Agreement together with the agreements and other documents to be delivered pursuant to this Agreement constitute the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. There are no warranties, representations or other agreements between the Parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement and any document delivered pursuant to this Agreement. No supplement, modification or waiver or termination of this Agreement shall be binding unless executed in writing by the Party to be bound thereby.

10.8	Applicable Law

This Agreement shall be construed and enforced in accordance with the Laws of the Province of Ontario and the federal Laws of Canada applicable therein. The Parties irrevocably and unconditionally attorn and submit to the exclusive jurisdiction of the courts of competent jurisdiction in the Province of Ontario in respect of any action, application, reference or other proceeding arising out of or related to this Agreement and agree that all Claims in respect of any such action, application, reference or other proceeding shall be heard and determined in such Ontario courts. Each of the Parties irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action, application, reference or proceeding.

10.9	Severability

If any one or more of the provisions or parts thereof contained in this Agreement should be or become invalid, illegal or unenforceable in any respect in any jurisdiction, the remaining provisions or parts thereof contained herein shall be and shall be conclusively deemed to be, as to such jurisdiction, severable therefrom and:

(a)	the validity, legality or enforceability of such remaining provisions or parts thereof shall not in any way be affected or impaired by the severance of the provisions or parts thereof severed; and

(b)	the invalidity, illegality or unenforceability of any provision or part thereof contained in this Agreement in any jurisdiction shall not affect or impair such provision or part thereof or any other provisions of this Agreement in any other jurisdiction.

10.10	Execution in Counterpart

This Agreement may be executed in any number of counterparts with the same effect as if all signatories to the counterparts had signed one document, all such counterparts shall together constitute, and be construed as, one instrument and each of such counterparts shall, notwithstanding the date of its execution, be deemed to bear the date first above written. Delivery of counterparts may be effected by facsimile transmission or scanned emails.

10.11	Benefit of the Agreement

This Agreement shall enure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and permitted assigns of the Parties. No Person other than the Parties and their successors and permitted assigns shall be entitled to any rights or benefits hereunder.

10.12	Assignment

This Agreement may not be assigned by any Party without the prior consent of the other Parties. The Purchaser may direct the Vendor at least three Business Days prior to the Closing Date that title to any of the Purchased Assets is to be registered in the name of one, or more, Affiliates of the Purchaser; provided that the Purchaser continues to be bound by this Agreement.

10.13	Costs

Each Party shall be responsible for all costs and expenses (including the fees and disbursements of legal counsel and other advisors) incurred by it in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby.

10.14	No Partnership

It is not the intent or purpose of the Agreement to create, and this Agreement shall not be construed as creating, any association, partnership or syndicate.

10.15	Reliance

The Parties acknowledge and agree that they have entered into this Agreement in reliance upon each of the representations, warranties, covenants and agreements herein of the other party hereto.

10.16	No Registration of Agreement

The Purchaser shall not register or cause to be registered this Agreement or notice thereof or any other document or claim against title to the Real Property.

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IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

2607043 ONTARIO INC.

Per:	/s/ Mark Guillemette
Name: Mark Guillemette Title: President and CEO

RTK WP2 CANADA, ULC

Per:	/s/ Paul Summers
Name: Paul Summers Title: Chief Financial Officer